Exhibit 99.1

AT THE COMPANY

Clifford Bolen

President and Chief Executive Officer

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 5, 2007

VITA FOOD PRODUCTS ANNOUNCES INTENT TO VOLUNTARILY DELIST AND DEREGISTER COMMON STOCK

Chicago, IL (November 5, 2007) —Vita Food Products, Inc. (AMEX: VSF) announced today that it intends to voluntarily delist its common stock from the American Stock Exchange (the “Amex”) on or about November 26, 2007. Simultaneously with delisting, the Company will file a Form 15 with the Securities and Exchange Commission (the “SEC”) to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to suspend its obligation to file reports under Section 15(d) of the Exchange Act.  Vita is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock.

Upon the filing of the Form 15, Vita’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. Vita expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. The Company expects, but cannot guaranty, that its common stock will be quoted on the Pink Sheets after it delists from the Amex. There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the delisting. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities.

Cliff Bolen, the Company’s President and CEO, stated “our Board of Directors, after consulting with our management, determined to delist and deregister the Company’s common stock after carefully considering the advantages and disadvantages of continuing registration and listing. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of the adoption of the Sarbanes-Oxley Act and the adoption of new rules by the SEC and the Amex. Our Board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources compelled by the compliance requirements, outweigh the benefits the Company receives from maintaining its registered and listed status. The Board believes that deregistering will result in significant reductions in our accounting, legal and administrative expenses, avoid even higher future expenses and enable our management to focus all of its time and resources on operating the Company and enhancing shareholder value.”

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, barbecue sauces and other meat enhancements and salsas.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements about the Company’s future growth and profitability.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.